Exhibit 99.1
Aspect Medical Systems, Inc.

FOR FURTHER INFORMATION
AT THE COMPANY:
Neal Armstrong	Emily Anderson
VP, CFO	Media Inquiries
(617) 559-7162	(617) 559-7032

FOR IMMEDIATE RELEASE
Wednesday, July 29, 2009
ASPECT MEDICAL SYSTEMS REPORTS OPERATING RESULTS
FOR THE SECOND QUARTER OF 2009
Highlights of Q2 2009 Compared with Q2 2008
•	Sensor revenue increased 1% to $21.5 million

•	Total revenue declined 1% to $24.9 million

•	Installed base of monitor and module units grew 18% and exceeded 60,600

•	GAAP income from operations was $633,000, or a 2.5% GAAP operating margin, compared with a loss of $946,000, or a (3.8%) GAAP operating margin, in Q2 2008; non-GAAP income from operations was $2.1 million, or an 8.6% non-GAAP operating margin, compared with $1.0 million, or a 3.9% non-GAAP operating margin, in Q2 2008

•	GAAP earnings per diluted share was $0.02 compared with $0.10 in Q2 2008, and non-GAAP net income per diluted share was $0.08 in Q2 2009 compared with $0.17 per diluted share in Q2 2008; Q2 2008 GAAP and non-GAAP earnings per share included a gain of $0.10 per diluted share related to repurchases of convertible senior notes due 2014

•	Q2 2009 ending cash and investments were $78.3 million and there were convertible notes outstanding of $58.0 million, an improvement in cash and investments of $2.1 million compared with the end of Q1 2009
Norwood, Mass., July 29, 2009 — Aspect Medical Systems, Inc. (NASDAQ: ASPM), reported today that worldwide sensor revenue was $21.5 million for Q2 2009, a 1% increase from $21.4 million in Q2 2008 and total revenue was $24.9 million, a decline of 1% from $25.2 million in Q2 2008.
With the adoption of Statement of Financial Accounting Standards No.123(R), or “SFAS No.123R”, as of January 1, 2006, Aspect began reporting non-GAAP financial results that exclude the impact of stock-based compensation. See below under the heading “Use of Non-GAAP Financial Measures” for a discussion of the Company’s use of such measures. The reconciliation of GAAP (U.S. generally accepted accounting principles) to non-GAAP measures is contained in an attached table.

Aspect Medical Systems, Inc.

“We are pleased with the further improvement in our operating margins during Q2, and we believe we will continue to improve operating margins over the balance of the year. We also believe that the impact of the recession on procedure volumes and hospital spending in the U.S. is diminishing, and that we may see a modest uptick in our top-line by Q4. During Q2, U.S. sensor revenue in our core business appeared to stabilize despite the difficult economic environment, while international sensor revenue continued to grow nicely, “said Nassib Chamoun, President and CEO of Aspect.
“Two other important developments were the establishment of a distribution and licensing agreement with LiDCO and the announcement of our multi-year agreement with the Cleveland Clinic. The LiDCO agreement represents the first important component of our business development strategy, and we expect to incorporate LiDCO’s advanced hemodynamic monitoring system into our product portfolio in stages by the end of the year.”
“We also believe our agreement with the Cleveland Clinic provides a unique strategic advantage for Aspect. Most important, the collaboration provides us with the opportunity to identify clinical factors and interventions that make a difference in patient outcomes in a model health care system, and to rapidly evaluate these interventions with prospective data. This, in turn, will allow Aspect to strengthen and expand our value proposition, and to identify clinical practices and tools, including BIS and advanced hemodynamic measures, that will assist anesthesia professionals to deliver optimal care. The research collaboration actually began last year, and several abstracts describing our initial findings have already been accepted for presentation at the upcoming annual meeting of the American Society of Anesthesiologists in October.”
Operating Results
Revenue declined by 1% in Q2 2009 as compared with Q2 2008. Despite the overall decline in revenue, there was a 1% growth in worldwide sensor revenue. U.S. sensor revenue declined 4% in Q2 2009 compared with Q2 2008 due principally to a 2% decrease in units sold and 1% due to Q2 2009 commissions to OEM partners that are recorded as a reduction to sensor revenue. International sensor revenue increased 13% in Q2 2009 as compared with Q2 2008 due to a 9% increase in units sold and a 4% increase in average selling prices. Worldwide equipment revenue declined by 11% in Q2 2009 as compared to Q2 2008 due mostly to a 30% decrease in OEM module revenue resulting from a 28% reduction in average selling prices.
Foreign currency exchange accounted for a 1.8% decline in Q2 2009 worldwide revenue and a 5.7% decline in total international revenue when compared with Q2 2008.
Q2 2009 GAAP net income was $307,000, or $0.02 per diluted share, compared with $1.9 million or $0.10 per diluted share in Q2 2008. Q2 2008 GAAP net income included a gain of $3.9 million, or $0.10 per diluted share, on convertible note repurchases. Q2 2009 non-GAAP net income was $1.4 million, or $0.08 per diluted share, compared with $3.4 million, or $0.17 per diluted share in Q2 2008. Q2 2008 non-GAAP net income included a gain of $3.9 million, or $0.11 per diluted share, on convertible note repurchases. Q2 2009 GAAP income from operations was $633,000, after the impact of stock-based compensation, and Q2 2009 non-GAAP income from operations was $2.1 million compared with a Q2 2008 GAAP loss from operations of $946,000 and a Q2 2008 non-GAAP income from operations of $1.0 million. GAAP and non-GAAP gross margins improved to 75.1% and 75.6%, respectively, in Q2 2009 as compared with GAAP and non-GAAP gross margins of 74.8% and 75.3%, respectively, in Q2 2008. The increases in GAAP and non-GAAP gross margin were primarily due to favorable manufacturing variances and Q2 2009 cost reductions. Q2 2009 GAAP and non-GAAP operating expenses decreased by 9% and 7%, respectively, compared with Q2 2008 due mainly to decreases in sales and marketing expenses as the result of 2009 focused cost reductions and 2008 non-recurring expenses as part of the U.S. salesforce expansion. Q2 2009 GAAP and non-GAAP operating expenses decreased by 7% compared with Q1 2009.
At July 4, 2009, the Company had cash and investments of $78.3 million and debt of $58.0 million, which consisted of 2.50% convertible senior notes due 2014. At December 31, 2008, the Company had cash and investments of $83.5 million and convertible notes outstanding of $65.0 million. The outstanding debt decreased by $7.1 million during Q1 2009 due to the Company’s repurchases at an aggregate repurchase price of $3.8 million.

Aspect Medical Systems, Inc.

Outlook
The Company’s outlook for Q3 2009 is as follows:
•	Revenue is expected to be within a range of $24.0 million to $25.0 million;

•	GAAP net income per fully-diluted share is expected to be within a range of a $0.01 per share to $0.03 per share; and

•	Non-GAAP net income per fully-diluted share is expected to be within a range of $0.06 per share to $0.08 per share.
The outlook for Q3 2009 excludes the impact of the transaction and related transaction costs associated with the previously-announced LiDCO distribution and licensing agreement with LiDCO Limited which the Company announced this morning.
For Q4 2009:
•	We expect a modest uptick in total revenue compared to the prior quarter and year; and

•	We expect Q4 2009 GAAP operating margin to be within a range of 7% to 9% and Q4 2009 non-GAAP operating margin to be within a range of 12% to 14%
All non-GAAP amounts are exclusive of stock-based compensation. See below under the heading “Use of non-GAAP Financial Measures” for a discussion of the Company’s use of such measures. See attached table for the reconciliation of GAAP to non-GAAP items for Q2 2009 and guidance for Q3 2009 and Q4 2009.

Aspect Medical Systems, Inc.

Use of Non-GAAP Financial Measures
In addition to disclosing financial results calculated in accordance with GAAP, this earnings release contains non-GAAP financial measures that exclude the effects of share-based compensation and the requirements of Statement of Financial Accounting Standards No. 123(R), or “SFAS No. 123R”.
Stock-based compensation related to stock options, restricted stock and other stock-based awards is excluded from the Company’s non-GAAP costs of revenue, non-GAAP gross profit margin, non-GAAP profit margin percent, non-GAAP total operating expenses (research and development, sales and marketing and general and administrative), non-GAAP income from operations, non-GAAP operating margin, non-GAAP income before income taxes, non-GAAP income before income taxes per diluted share, non-GAAP income tax expense, non-GAAP effective income tax rate, non-GAAP net income, and non-GAAP diluted earnings per share:
Stock-based compensation expenses consist of expenses for stock options, restricted stock and other stock-based awards under SFAS No. 123R. The Company excludes these stock-based compensation expenses and the related tax effects from non-GAAP measures primarily because they are non-cash expenses, because of the complexity and considerable judgment involved in calculating their values, and because they have in the past and are expected in the future to be driven by a different set of factors than other expenses in these categories.
•	The manner in which management uses the non-GAAP financial measure to conduct or evaluate its business:
The non-GAAP financial measures used by management and disclosed by the Company exclude the income statement effects of all forms of share-based compensation. Reconciliations of the GAAP to non-GAAP income statement financial measures for the three and six months ended July 4, 2009 and June 28, 2008 and expected net income per diluted share for Q3 2009 are set forth in the financial tables attached to this earnings release and the reconciliations to those GAAP financial measures should be carefully considered.
The Company applied the modified prospective method of adoption of SFAS No. 123R, under which the effects of SFAS No. 123R are reflected in the Company’s GAAP financial statement presentations for the three and six months ended July 4, 2009 and June 28, 2008. Gross profit, gross profit margin, costs of revenue, total operating expenses (research and development, sales and marketing, general and administrative), operating income, operating margin, net income before taxes per share, net income and net income per share (referred to as earnings per share, or EPS) are the primary financial measures management uses for planning and forecasting future periods that are affected by share-based compensation. Because management reviews these financial measures in a manner calculated without taking into account the effects of SFAS No. 123R, these financial measures are treated as “non-GAAP financial measures” under Securities and Exchange Commission rules. Management uses the non-GAAP financial measures for internal managerial purposes, including as a means to compare period-to-period results on a consolidated basis and as a means to evaluate the Company’s results on a consolidated basis compared to those of other companies. In addition, management uses certain of these measures when publicly providing forward-looking statements on expectations regarding future consolidated financial results. Management and the Board of Directors will continue to compare the Company’s historical consolidated results of operations (revenue, costs of revenue, gross profit margin, gross profit margin percent, research and development expenses, sales and marketing expenses, general and administrative expenses, total operating expenses, operating margin, income before income taxes, income before income taxes per diluted share, income tax expense, effective income tax rate, operating income as well as net income (loss) and earnings per diluted share and (loss) per share), excluding stock-based compensation, to financial information prepared on the same basis during the Company’s budget and planning process, to assess the business, make resource allocation decisions and to compare consolidated results to the objectives identified for the Company. The Company’s budget and planning process culminates with the preparation of a consolidated annual budget that includes these non-GAAP financial measures. This budget, once finalized and approved, serves as the basis for allocation of resources and management of operations. While share-based compensation is a significant expense affecting the Company’s results of operations, management excludes share-based compensation from the Company’s consolidated budget and planning process to facilitate period to period comparisons and to assess changes in gross margin, net income and earnings per share targets in relation to changes in forecasted revenue.

Aspect Medical Systems, Inc.

Profit-dependent cash incentive pay to employees, including senior management, also is calculated using formulae that incorporate the Company’s annual results excluding share-based compensation expense.
•	The economic substance behind management’s decision to use such non-GAAP financial measures:
The Company discloses non-GAAP information to the public to enable investors to more easily assess the Company’s performance on the same basis applied by management and to ease comparison on both a GAAP and non-GAAP basis among other companies that separately identify share-based compensation expenses. In particular, the Company believes that it is useful to investors to understand how the expenses and other adjustments associated with the application of SFAS No. 123R are being reflected on the Company’s income statements.
•	Why management believes the non-GAAP financial measure provides useful information to investors:
Management believes that each of the non-GAAP measures reveals important information about the economic model of the Company and the Company discusses each of these items with the public on a regular basis on both a GAAP and non-GAAP basis. The Company discloses this information to the public to enable investors to more easily assess the Company’s past performance and estimate future performance on the same basis applied by management and to ease comparison on both a GAAP and non-GAAP basis among other companies that separately identify share-based compensation expense. In particular, the Company believes that it is useful to investors to understand how the expenses and other adjustments associated with the application of SFAS No. 123R are being reflected on the Company’s income statements.
•	The material limitations associated with use of non-GAAP financial measure as compared to the use of the most directly comparable GAAP financial measures:
The non-GAAP financial measures disclosed by the Company are not meant to be considered superior to or a substitute for results of operations prepared in accordance with GAAP. The non-GAAP financial measures disclosed by the Company may be different from, and therefore may not be comparable to, similar measures used by other companies.
Although these non-GAAP financial measures adjust expense, and diluted share items to exclude the accounting treatment of share-based compensation, they should not be viewed as a pro-forma presentation reflecting the elimination of the underlying share-based compensation programs, as those programs are an important element of the Company’s compensation structure and generally accepted accounting principles indicate that all forms of share-based payments should be valued and included as appropriate in results of operations.
•	The manner in which management compensates for these limitations when using non-GAAP financial measures:
Management takes into consideration the limitations in using non-GAAP financial measures by evaluating the dilutive effect of the Company’s share-based compensation arrangements on the Company’s basic and diluted earnings per share calculations and by reviewing other quantitative and qualitative information regarding the Company’s share-based compensation arrangements. Management also uses these non-GAAP measures in conjunction with GAAP measures to assess the impact of share-based compensation.
Conference Call Scheduled for 8:30 a.m. ET Today
Aspect will hold a conference call to discuss the results of the second fiscal quarter of 2009 and management’s outlook for Q3 2009 and Q4 2009 at 8:30 a.m. Eastern Time today, Wednesday, July 29, 2009. The call can be accessed live by dialing 1-866-700-6293 (domestic), 1-617-213-8835 (international), access code 82544782 or via the webcast at http://www.aspectmedical.com on the Investor page, or http://www.earnings.com. It also will be available for replay until August 6, 2009, by dialing 1-888-286-8010 (domestic), or 1-617-801-6888 (international), access code 73522198. The webcast replay will also be available on Aspect’s website at http://www.aspectmedical.com on the investor page.

Aspect Medical Systems, Inc.

About the Company
Aspect Medical Systems, Inc. (NASDAQ: ASPM) is a global market leader in brain monitoring technology. To date, the Company’s Bispectral Index (BIS) technology has been used to assess approximately 34 million patients and has been the subject of more than 3,300 published articles and abstracts. BIS technology is installed in approximately 78 percent of hospitals listed in the July 2009 U.S. News and World Report ranking of America’s Best Hospitals and in approximately 74 percent of all U.S. operating rooms. In the last twelve months BIS technology was used in approximately 19 percent of all U.S. surgical procedures requiring general anesthesia or deep sedation. Aspect Medical Systems has OEM agreements with eight leading manufacturers of patient monitoring systems.
Safe Harbor Statement
Certain statements in this release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995 and may involve risks and uncertainties, including without limitation statements with respect to: Aspect’s ability to improve operating margins and top line growth over the remainder of 2009; its expectation that the affect of adverse economic conditions on hospital spending is diminishing; its ability to incorporate LiDCO’s monitoring system into its product portfolio by year end; the expected benefits of its agreement with the Cleveland Clinic; and its guidance with respect to total revenue for Q3 and Q4 2009, net income per fully diluted share for Q3 2009 on both a GAAP and non-GAAP basis and operating margin for Q4 2009 on both a GAAP and non-GAAP basis. There are a number of factors that could cause actual results to differ materially from those indicated by these forward-looking statements. For example, the Company may not be able to control expenses or grow its sales force or successfully implement its sales and marketing strategies. The Company may not be able to successfully integrate LiDCO’s monitoring system and may not realize any economic or other benefits from the arrangement specifically, or from its diversification strategies generally. The Company may not achieve the anticipated outcomes and benefits of its collaboration with the Cleveland Clinic. The Company may also not be able to achieve widespread market acceptance of its BIS monitoring technology, or to compete with new products or alternative techniques that may be developed by others, including third-party anesthesia monitoring products approved by the FDA and currently available for sale. The Company also faces competitive and regulatory risks relating to its ability to successfully develop and introduce enhancements and new products such as its recently-introduced BIS VISTA Bilateral, BIS VIEW, BIS VISTA and BIS Bilateral sensor. In addition, the Company’s ability to become and remain profitable will depend upon its ability to promote frequent use of the BIS system by hospitals and anesthesia providers so that sales of its BIS sensors, BIS monitors and original equipment manufacturers products all increase. Cases of awareness with recall during monitoring with the BIS system and significant product liability claims are among the factors that could limit market acceptance. The Company also faces operational and financial risks as a result of adverse global economic conditions. The Company incurred substantial indebtedness in connection with the issuance of convertible notes in June 2007 and a significant portion of its cash flows from operations may be dedicated to interest and principal payments on such notes. There are other factors that could cause the Company’s actual results to vary from its forward-looking statements, including without limitation those set forth under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008 and the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended April 4, 2009, each as filed with the Securities and Exchange Commission.
In addition, the statements in this press release represent the Company’s expectations and beliefs as of the date of this press release. The Company anticipates that subsequent events and developments may cause these expectations and beliefs to change. However, while the Company may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing the Company’s expectations or beliefs as of any date subsequent to the date of this press release.
For further information regarding Aspect Medical Systems, Inc., visit the Aspect Medical Systems, Inc. website at www.aspectmedical.com...
FINANCIAL TABLES FOLLOW...

Aspect Medical Systems, Inc.

ASPECT MEDICAL SYSTEMS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In Thousands, Except Per Share Amounts and Percentages)

	Three Months Ended			Six Months Ended
	July 4, 2009	June 28, 2008		July 4, 2009	June 28, 2008
	(Unaudited)	(Unaudited)		(Unaudited)	(Unaudited)
Revenue	$24,893	$25,185		$50,193	$49,613
Costs of revenue	6,186	6,353		12,123	12,839

Gross profit	18,707	18,832		38,070	36,774

% of revenue	75.1%	74.8%		75.8%	74.1%

Operating expenses:
Research and development	3,658	3,934		7,673	7,873
Sales and marketing	10,176	11,672		21,004	21,874
General and administrative	4,240	4,172		8,821	8,114

Total operating expenses	18,074	19,778		37,498	37,861

Income (loss) from operations	633	(946)		572	(1,087)

Other income (expense):
Interest income	330	1,103		780	2,381
Interest expense	(445)	(928)		(912)	(1,876)
Other income	10	3,940		3,079	3,940

Income before income taxes	528	3,169		3,519	3,358

Income tax provision	221	1,270		1,358	1,694

Net income	$307	$1,899		$2,161	$1,664

Net income per share:
Basic	$0.02	$0.11		$0.12	$0.10
Diluted	$0.02	$0.10	(A)	$0.12	$0.10

Shares used in computing net income per share:
Basic	17,414	17,217		17,395	17,183
Diluted	17,414	23,754		17,395	17,409

(A)	Includes adjustment of net income for the after tax effect of interest and amortization expense related to the convertible notes as the note conversion is dilutive in the respective period

Aspect Medical Systems, Inc.

ASPECT MEDICAL SYSTEMS, INC.
CONSOLIDATED REVENUE DATA
(In Thousands, Except Unit Amounts and Percentages)

	Three Months Ended			Six Months Ended
	July 4,	June 28,	%	July 4,	June 28,	%
	2009	2008	Change	2009	2008	Change
	(Unaudited)	(Unaudited)		(Unaudited)	(Unaudited)
REVENUE
WORLDWIDE
Sensors	$21,532	$21,395	1%	$43,113	$42,031	3%

Monitors	1,963	1,944	1%	3,861	4,041	(4%)
Modules	695	986	(30%)	1,708	1,967	(13%)
Other Equipment	703	860	(18%)	1,511	1,574	(4%)

Equipment	3,361	3,790	(11%)	7,080	7,582	(7%)

Total Worldwide	$24,893	$25,185	(1%)	$50,193	$49,613	1%

DOMESTIC
Sensors	$15,481	$16,053	(4%)	$31,432	$31,868	(1%)

Monitors	966	535	81%	1,508	1,169	29%
Modules	211	341	(38%)	334	564	(41%)
Other Equipment	335	418	(20%)	814	809	1%

Equipment	1,512	1,294	17%	2,656	2,542	4%

Total Domestic	$16,993	$17,347	(2%)	$34,088	$34,410	(1%)

INTERNATIONAL
Sensors	$6,051	$5,342	13%	$11,681	$10,163	15%

Monitors	997	1,409	(29%)	2,353	2,872	(18%)
Modules	484	645	(25%)	1,374	1,403	(2%)
Other Equipment	368	442	(17%)	697	765	(9%)

Equipment	1,849	2,496	(26%)	4,424	5,040	(12%)

Total International	$7,900	$7,838	1%	$16,105	$15,203	6%

UNITS
WORLDWIDE
Sensors	1,608,000	1,575,000	2%	3,206,000	3,061,000	5%
Monitors	743	669	11%	1,475	1,387	6%
Modules (a)	1,195	1,224	(2%)	2,557	2,784	(8%)
Installed Base (b)				60,633	51,273	18%

DOMESTIC
Sensors	959,000	979,000	(2%)	1,930,000	1,940,000	(1%)
Monitors	374	155	141%	579	335	73%
Modules (a)	215	319	(33%)	340	524	(35%)
Installed Base (b)				32,838	29,401	12%

INTERNATIONAL
Sensors	649,000	596,000	9%	1,276,000	1,121,000	14%
Monitors	369	514	(28%)	896	1,052	(15%)
Modules (a)	980	905	8%	2,217	2,260	(2%)
Installed Base (b)				27,795	21,872	27%

(a)	Represents module shipments to OEM customers

(b)	Includes end-user module placements by OEM customers

Aspect Medical Systems, Inc.

ASPECT MEDICAL SYSTEMS, INC.
UNAUDITED RECONCILIATION OF GAAP to NON-GAAP FINANCIAL MEASURES
(In Thousands, Except Per Share Amounts and Percentages)

	Three Months Ended		Six Months Ended
	July 4,	June 28,	July 4,	June 28,
	2009	2008	2009	2008

GAAP costs of revenue	$6,186	$6,353	$12,123	$12,839
Stock-based compensation expense	(108)	(124)	(218)	(243)

Non-GAAP costs of revenue	$6,078	$6,229	$11,905	$12,596

GAAP gross profit margin	$18,707	$18,832	$38,070	$36,774
Stock-based compensation expense	108	124	218	243

Non-GAAP gross profit margin	$18,815	$18,956	$38,288	$37,017

GAAP profit margin percent	75.1%	74.8%	75.8%	74.1%
Stock-based compensation expense	0.5%	0.5%	0.5%	0.5%

Non-GAAP profit margin percent	75.6%	75.3%	76.3%	74.6%

GAAP research and development expenses	$3,658	$3,934	$7,673	$7,873
Stock-based compensation expense	(397)	(487)	(806)	(956)

Non-GAAP research and development expenses	$3,261	$3,447	$6,867	$6,917

GAAP sales and marketing expenses	$10,176	$11,672	$21,004	$21,874
Stock-based compensation expense	(452)	(669)	(932)	(1,345)

Non-GAAP sales and marketing expenses	$9,724	$11,003	$20,072	$20,529

GAAP general and administrative expenses	$4,240	$4,172	$8,821	$8,114
Stock-based compensation expense	(559)	(650)	(1,078)	(1,328)

Non-GAAP general and administrative expenses	$3,681	$3,522	$7,743	$6,786

GAAP total operating expenses	$18,074	$19,778	$37,498	$37,861
Stock-based compensation expense	(1,408)	(1,806)	(2,816)	(3,629)

Non-GAAP total operating expenses	$16,666	$17,972	$34,682	$34,232

GAAP income (loss) from operations	$633	$(946)	$572	$(1,087)
Stock-based compensation expense	1,516	1,930	3,034	3,872

Non-GAAP income from operations	$2,149	$984	$3,606	$2,785

GAAP operating margin	2.5%	(3.8%)	1.1%	(2.2%)
Stock-based compensation expense	6.1%	7.7%	6.1%	7.8%

Non-GAAP operating margin	8.6%	3.9%	7.2%	5.6%

GAAP income before income tax	$528	$3,169	$3,519	$3,358
Stock-based compensation expense	1,516	1,930	3,034	3,872

Non-GAAP income before income tax	$2,044	$5,099	$6,553	$7,230

Aspect Medical Systems, Inc.

ASPECT MEDICAL SYSTEMS, INC.
UNAUDITED RECONCILIATION OF GAAP to NON-GAAP FINANCIAL MEASURES (CONT.)
(In Thousands, Except Per Share Amounts and Percentages)

	Three Months Ended			Six Months Ended
	July 4, 2009	June 28, 2008		July 4, 2009	June 28, 2008

GAAP income before taxes per diluted share	$0.03	$0.17	(A)	$0.20	$0.19
Stock-based compensation expense	0.09	0.08		0.17	0.23

Non-GAAP income before taxes per diluted share	$0.12	$0.25	(A)	$0.37	$0.42

GAAP income tax expense	$221	$1,270		$1,358	$1,694
Stock-based compensation expense	454	380		794	977

Non-GAAP income tax expense	$675	$1,650		$2,152	$2,671

GAAP effective income tax rate	42%	40%		39%	50%
Stock-based compensation expense	(9%)	(8%)		(6%)	(13%)

Non-GAAP effective income tax rate	33%	32%		33%	37%

GAAP net income	$307	$1,899		$2,161	$1,664
Stock-based compensation expense	1,062	1,550		2,240	2,895

Non-GAAP net income	$1,369	$3,449		$4,401	$4,559

GAAP diluted earnings per share	$0.02	$0.10	(A)	$0.12	$0.10
Stock-based compensation expense	0.06	0.07		0.13	0.16

Non-GAAP diluted earnings per share	$0.08	$0.17	(A)	$0.25	$0.26

(A)	Includes adjustment of net income for the after tax effect of interest and amortization expense related to the convertible notes as the note conversion is dilutive in the respective period
Guidance for Q3 2009 for net income per fully-diluted share

GAAP net income per fully-diluted share	$0.01 - $0.03
Stock-based compensation expense	$0.05
Non-GAAP net income per fully-diluted share	$0.06 - $0.08
Guidance for Q4 2009 operating margin

GAAP operating margin	7% - 9%
Stock-based compensation expense	5%
Non-GAAP operating margin	12% - 14%

Aspect Medical Systems, Inc.

ASPECT MEDICAL SYSTEMS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In Thousands)

	July 4,	December 31,
	2009	2008
	(Unaudited)	(Unaudited)

ASSETS
Current assets:
Cash and investments (A)	$77,163	$78,051
Accounts receivable, net	13,337	13,193
Inventory, net	8,217	7,796
Deferred tax assets	4,729	4,729
Other current assets	3,726	3,962

Total current assets	107,172	107,731

Property and equipment, net	7,888	8,319
Long-term investments (A)	1,130	5,400
Deferred financing fees	1,500	1,852
Long-term deferred tax assets	11,134	12,090
Other assets	1,187	1,582

Total assets	$130,011	$136,974

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$10,415	$15,443
Other current liabilities	191	307

Total current liabilities	10,606	15,750

Other long-term liabilities	116	194
Long-term debt	57,950	65,000
Stockholders’ equity	61,339	56,030

Total liabilities and stockholders’ equity	$130,011	$136,974

(A)	Investments with maturities beyond twelve months are included in long-term investments.